                                                        EXHIBIT (b)(1)

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                                   CREDIT AGREEMENT

                                        AMONG

                           G.T. Global Eastern Europe Fund
                      G.T. Global Developing Markets Fund, Inc.

                              G.T. Global Growth Series
                           GT Global Worldwide Growth Fund
                         GT Global International Growth Fund
                          GT Global New Pacific Growth Fund
                             GT Global Europe Growth Fund
                             GT Global Japan Growth Fund
                            GT Global America Growth Fund
                       GT Global America Small Cap Growth Fund
                             GT Global America Value Fund

                             G.T. Investment Funds, Inc.
                          GT Global Financial Services Fund
                            GT Global Infrastructure Fund
                           GT Global Natural Resources Fund
                    GT Global Consumer Products and Services Fund
                              GT Global Health Care Fund
                          GT Global Telecommunications Fund

                           GT Global Emerging Markets Fund
                         GT Global Latin America Growth Fund

                           GT Global Government Income Fund
                           GT Global Strategic Income Fund
                              GT Global High Income Fund

                            GT Global Growth & Income Fund

                                         and

                          THE FIRST NATIONAL BANK OF BOSTON

                             Dated as of December 3, 1996
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
                                  TABLE OF CONTENTS


Section                           Description                            Page
-------                           -----------                            ----

 1       DEFINITIONS, INTERPRETATION . . . . . . . . . . . . . . . . . . . .1

 1.1     Definitions . . . . . . . . . . . . . . . . . . . . . . . . . . . .1
 1.2     Interpretation. . . . . . . . . . . . . . . . . . . . . . . . . . .7

 2       CREDIT FACILITY . . . . . . . . . . . . . . . . . . . . . . . . . .7

 2.1     Credit Facility . . . . . . . . . . . . . . . . . . . . . . . . . .7
 2.2     Notice and Manner of Borrowing. . . . . . . . . . . . . . . . . . .7
 2.3     Loan Account. . . . . . . . . . . . . . . . . . . . . . . . . . . .8
 2.4     Repayment of Loans. . . . . . . . . . . . . . . . . . . . . . . . .9
 2.5     Interest. . . . . . . . . . . . . . . . . . . . . . . . . . . . . .9
 2.6     Place and Mode of Payments; Computations. . . . . . . . . . . . . 10
 2.7     Optional Prepayments; Certain Mandatory Prepayments . . . . . . . 10
 2.8     Changed Circumstances . . . . . . . . . . . . . . . . . . . . . . 11
 2.9     Increased Capital Requirements. . . . . . . . . . . . . . . . . . 13
 2.10    Funding Losses. . . . . . . . . . . . . . . . . . . . . . . . . . 13
 2.11    Use of Proceeds . . . . . . . . . . . . . . . . . . . . . . . . . 14
 2.12    Discretionary Demand Facility . . . . . . . . . . . . . . . . . . 14
 2.13    Collateral Security for Loans . . . . . . . . . . . . . . . . . . 14

 3       CONDITIONS PRECEDENT. . . . . . . . . . . . . . . . . . . . . . . 14

 3.1     Conditions of Closing . . . . . . . . . . . . . . . . . . . . . . 14
 3.2     Conditions of Loans . . . . . . . . . . . . . . . . . . . . . . . 15

 4       REPRESENTATIONS AND WARRANTIES. . . . . . . . . . . . . . . . . . 16

 4.1     Organization, Qualification, Etc. . . . . . . . . . . . . . . . . 16
 4.2     Registration Under Applicable Law . . . . . . . . . . . . . . . . 16
 4.3     Authorization, Etc. . . . . . . . . . . . . . . . . . . . . . . . 16
 4.4     Binding Effect of Agreement, Etc. . . . . . . . . . . . . . . . . 17
 4.5     Approvals, Etc. . . . . . . . . . . . . . . . . . . . . . . . . . 17
 4.6     Compliance with Other Instruments . . . . . . . . . . . . . . . . 17
 4.7     Litigation. . . . . . . . . . . . . . . . . . . . . . . . . . . . 17
 4.8     Taxes . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 18
 4.9     Financial Statements; No Material Changes . . . . . . . . . . . . 18
 4.10    No Defaults . . . . . . . . . . . . . . . . . . . . . . . . . . . 18
 4.11    Affiliated Persons. . . . . . . . . . . . . . . . . . . . . . . . 18
 4.12    Disclosure. . . . . . . . . . . . . . . . . . . . . . . . . . . . 19

Section                           Description                            Page
-------                           -----------                            ----

 5       COVENANTS . . . . . . . . . . . . . . . . . . . . . . . . . . . . 19

 5.1     Use of Proceeds . . . . . . . . . . . . . . . . . . . . . . . . . 20
 5.2     Punctual Payment. . . . . . . . . . . . . . . . . . . . . . . . . 20
 5.3     Taxes, Etc. . . . . . . . . . . . . . . . . . . . . . . . . . . . 20
 5.4     Compliance with Law, Etc. . . . . . . . . . . . . . . . . . . . . 20
 5.5     Compliance with Regulations U and X.. . . . . . . . . . . . . . . 20
 5.6     Notice of Certain Events. . . . . . . . . . . . . . . . . . . . . 20
 5.7     Total Value of Assets, Etc. . . . . . . . . . . . . . . . . . . . 21
 5.8     Reports, Additional Information, Etc. . . . . . . . . . . . . . . 22
 5.9     Further Assurances. . . . . . . . . . . . . . . . . . . . . . . . 22
 5.10    Prohibited Affiliations . . . . . . . . . . . . . . . . . . . . . 22
 5.11    Negative Pledge on Assets . . . . . . . . . . . . . . . . . . . . 23
 5.12    Limitation on Additional Indebtedness . . . . . . . . . . . . . . 23
 5.13    Limitation on Dividends . . . . . . . . . . . . . . . . . . . . . 24

 6       EVENTS OF DEFAULT; ACCELERATION . . . . . . . . . . . . . . . . . 24

 6.1     Events of Default; Acceleration . . . . . . . . . . . . . . . . . 24

 7       SET-OFF . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 26

 8       EXPENSES. . . . . . . . . . . . . . . . . . . . . . . . . . . . . 26

 9       SURVIVAL OF COVENANTS, ETC. . . . . . . . . . . . . . . . . . . . 27

 10      INDEMNIFICATION . . . . . . . . . . . . . . . . . . . . . . . . . 27

 11      PARTIES IN INTEREST; PARTICIPATIONS . . . . . . . . . . . . . . . 27

 12      NOTICES, ETC. . . . . . . . . . . . . . . . . . . . . . . . . . . 28

 13      MISCELLANEOUS . . . . . . . . . . . . . . . . . . . . . . . . . . 28

 14      SEVERABILITY. . . . . . . . . . . . . . . . . . . . . . . . . . . 28

 15      ENTIRE AGREEMENT, ETC.. . . . . . . . . . . . . . . . . . . . . . 29

 16      CONSENTS, AMENDMENTS, WAIVERS, ETC. . . . . . . . . . . . . . . . 29

 17      WAIVER OF JURY TRIAL. . . . . . . . . . . . . . . . . . . . . . . 29

 18      SUBMISSION TO JURISDICTION. . . . . . . . . . . . . . . . . . . . 29

Section                           Description                            Page
-------                           -----------                            ----

 19      JUDGMENT CURRENCY . . . . . . . . . . . . . . . . . . . . . . . . 30

 20      CONFIDENTIALITY . . . . . . . . . . . . . . . . . . . . . . . . . 30

 21      OBLIGATIONS SEVERAL . . . . . . . . . . . . . . . . . . . . . . . 30

 22      ACKNOWLEDGMENT OF TRUSTS. . . . . . . . . . . . . . . . . . . . . 30


SCHEDULES AND EXHIBITS

         Schedule I     Schedule of Borrowers and Portfolios
         Schedule II    Limitations on Borrowing and Pledging Assets
         Schedule III   Wiring Instructions
         Schedule IV Issuers 10% or More of Whose Outstanding Voting Securities are Owned or Controlled by the Borrowers
         Schedule V Persons Holding 5% or More of the Borrowers' Outstanding Voting Securities

         Exhibit A      Loan Request
         Exhibit B      Form of Pledge Demand
         Exhibit C-1    Opinion of Outside Counsel
         Exhibit C-2    Investment Adviser Officer's Certificate

         Certificate of Secretary

                                   CREDIT AGREEMENT

     CREDIT AGREEMENT, dated as of December 3, 1996, by and among each of the management investment companies listed on SCHEDULE I hereto, acting either for itself or on behalf of the portfolios indicated on said Schedule (each, a "PORTFOLIO"), as said Schedule may from time to time be modified or amended (each of such management investment companies in such individual or representative capacity being hereafter referred to as a "BORROWER" and collectively as the "BORROWERS") and THE FIRST NATIONAL BANK OF BOSTON, a national banking association with its head office at 100 Federal Street, Boston, Massachusetts 02110 (the "BANK").

     WHEREAS, each of the Borrowers is authorized to borrow money for its own temporary or emergency purposes, or the temporary or emergency purposes of any of its Portfolios, and certain of the Borrowers are authorized to borrow money to leverage their investment portfolios; and

     WHEREAS, each of the Borrowers desires to enter into this Agreement so that it may borrow funds from the Bank from time to time for such purposes; and

     WHEREAS, the Bank is willing to advance funds to the Borrowers for their own accounts or for the accounts of any of their Portfolios from time to time on a demand, discretionary basis on the terms and subject to the conditions set forth below;

     NOW, THEREFORE, in consideration of the mutual promises and agreements of the parties set forth herein, the parties hereto agree as follows:

          Section 1.     DEFINITIONS; INTERPRETATION.

     Section 1.1. DEFINITIONS. As used herein, the following terms shall have meanings assigned to them below:

     ADJUSTED EURODOLLAR RATE. Applicable to any Interest Period, shall mean a rate per annum determined pursuant to the following formula:

          Adjusted Eurodollar Rate =    [London Interbank Offered Rate]*
                                       ---------------------------------
                                        [ 1.00 - Reserve Percentage]

          *The amount in brackets shall be rounded upwards, if necessary, to the next higher 1/100 of 1%.

Where:

          "LONDON INTERBANK OFFERED RATE" applicable to any Eurodollar Loan for any Interest Period means the rate of interest determined by the Bank to be the prevailing rate per annum at which deposits in U.S. dollars are offered to the Bank by first-class banks in the London interbank Eurodollar market on or about 11:00 a.m. (London time) two Business Days before the first day of such Interest Period in an amount approximately equal to the principal amount of the Eurodollar Loan to which such Interest Period is to apply for a period of time approximately equal to such Interest Period.

               "RESERVE PERCENTAGE" applicable to any Interest Period means the rate (expressed as a decimal) applicable to the Bank during such Interest Period under regulations issued from time to time by the Board of Governors of the Federal Reserve System for determining the maximum reserve requirement (including, without limitation, any basic, supplemental, emergency or marginal reserve requirement) of the Bank with respect to "Eurocurrency liabilities" as that term is defined under such regulations.

The Adjusted Eurodollar Rate shall be adjusted automatically as of the effective date of any change in the Reserve Percentage.

     AFFILIATED PERSON. As defined in the 1940 Act and the rules and regulations promulgated thereunder.

     AGREEMENT. This Credit Agreement as originally executed, or if amended or supplemented from time to time, as so amended or supplemented. References to the Agreement shall mean and include references to each of the Exhibits and Schedules hereto.

     BANK.  As defined in the preamble hereof.

     BASE RATE. The greater of (i) the annual rate of interest announced from time to time by the Bank at its Head Office as its "Base Rate", and (ii) the Federal Funds Effective Rate plus 1/2 of 1% per annum (rounded upwards, if necessary, to the next 1/8 of 1%).

     BASE RATE LOAN.  A Loan that bears interest at the Base Rate.

     BORROWER and BORROWERS.  As defined in the preamble hereof.

     BORROWING DATE. The date on which any Loan is made or is to be made hereunder.

     BUSINESS DAY. (i) For all purposes other than as covered by clause (ii) below, any day other than a Saturday, Sunday or legal holiday on which banks in Boston, Massachusetts or New York, New York are open for the conduct of a substantial part of their commercial banking business; and (ii) with respect to all notices and determinations in connection with, and payments of principal and interest on, Eurodollar Loans, any day that is a Business Day described in clause (i) and that is also a day for trading by and between banks in U.S. Dollar deposits in the London interbank Eurodollar market.

     COLLATERAL AGENCY AGREEMENT. A Collateral Agency Agreement, in form and substance satisfactory to the Bank among a Borrower, the Bank and such Borrower's Custodian, delivered to the Bank in connection with the pledge by such Borrower of Pledged Securities, to be delivered to the Bank with respect to the Pledged Securities of such Borrower after any demand therefor, as contemplated in Section 2.13.

     CUSTODIAN. State Street Bank and Trust Company, or such other entity that acts as a Borrower's custodian for purposes of Section 17(f) of the 1940 Act or, if a Borrower has more than one custodian for the assets of its Portfolios, the entity that acts as custodian for the assets of a Portfolio.

     DEFAULT.  As defined in Section 6.1 hereof.

     EURODOLLAR LOAN. Any Loan bearing interest at a rate determined with reference to the Adjusted Eurodollar Rate.

     EVENT OF DEFAULT.  As defined in Section 6.1 hereof.

     FEDERAL FUNDS EFFECTIVE RATE. For any day, a fluctuating interest rate per annum equal to the weighted average of the rates on overnight Federal Funds transactions with members of the Federal Reserve System arranged by Federal Funds brokers, as published for such day (or, if such day is not a Business
Day, for the next preceding Business Day) by the Federal Reserve Bank of New York, or, if such rate is not so published for any day that is a Business Day, the average of the quotations for such day on such transactions received by the Bank from three Federal Funds brokers of recognized standing selected by the Bank.

     HEAD OFFICE. The head office of the Bank, which at present is located at 100 Federal Street, Boston, Massachusetts 02110.

     INDEBTEDNESS. All obligations, contingent and otherwise, that in accordance with generally accepted accounting principles should be classified upon the obligor's balance sheet as indebtedness, or to which reference should be made by footnotes thereto, including, without limitation, in any event and whether or not so classified: (i) all debt for money borrowed and similar extensions of credit, whether direct or indirect; (ii) all liabilities secured by any mortgage, pledge, security interest, then, charge, or other encumbrance existing on property owned or acquired subject thereto, whether or not the liability secured thereby shall have been assumed; and (iii) all guaranties, endorsements and other contingent obligations, whether direct or indirect, in respect of Indebtedness of others, including any obligation to supply funds to or in any manner to invest in, directly, or indirectly, the debtor, to purchase Indebtedness, or to assure the owner of Indebtedness against loss, through an agreement to purchase goods, supplies, or services for the purpose of enabling the debtor to make payment of the Indebtedness held by such owner or otherwise, and the obligations to reimburse the issuer of any letters of credit.

     INTEREST PERIOD. (a) With respect to each Eurodollar Loan, the period commencing on the date of the making or continuation of or conversion to such Eurodollar Loan and ending seven, 14 or 30 days thereafter, as any Borrower may elect in the applicable Loan Request delivered pursuant to Section 2.2(a), or continuation notice delivered pursuant to Section 2.5(b); PROVIDED that:

          (i) any Interest Period (other than an Interest Period determined pursuant to clause (iii) below) that would otherwise end on a day that is not a Business Day shall be extended to the next succeeding Business Day unless such Business Day falls in the next calendar month, in which case such Interest Period shall end on the immediately preceding Business Day;

          (ii) any Interest Period that begins on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period) shall, subject to clause (iii) below, end on the last Business Day of a calendar month;

          (iii) any Interest Period that would otherwise end after the Termination Date shall end on the Termination Date; and

          (iv) notwithstanding clause (iii) above, no Interest Period shall have a duration of less than seven days; and if any Interest Period applicable to such Loan would be for a shorter period, such Interest Period shall not be available hereunder; and

          (v) no Interest Period applicable to a Eurodollar Loan made to a Borrower for its own account or for the account of a Portfolio that in either case is a open end fund may exceed seven days.

     (b) With respect to each Money Market Loan, the period commencing on the date of the making of such Money Market Loan and ending one to 30 days thereafter, as such Borrower may elect in the applicable Loan Request delivered pursuant to Section 2.2(a), PROVIDED that:

          (i) any Interest Period (other than an Interest Period determined pursuant to clause (ii) below) that would otherwise end on a day that is not a Business Day shall be extended to the next succeeding Business Day; and

          (ii) any Interest Period that would otherwise end after the Termination Date shall end on the Termination Date.

     INVESTMENT ADVISER. Chancellor LGT Asset Management, Inc., a California corporation.

     LOAN OR LOANS.  As defined in Section 2.1 hereof.

     LOAN ACCOUNT.  As defined in Section 2.3 hereof.

     LOAN DOCUMENTS. This Agreement and all instruments, agreements and documents required to be executed and/or delivered by the Borrower in connection with the transactions contemplated hereby or thereby.

     LOAN REQUEST.  As defined in Section 2.2(a) hereof.

     MARGIN STOCK.  As defined in Regulation U.

     MAXIMUM AMOUNT. With respect to each Borrower or, if applicable, each Portfolio, and at the relevant time of reference thereto, an amount equal to the lesser of the following:

          (i)  until the Termination Date, $100,000,000, or

          (ii) at all times, and when added to all other indebtedness of such Borrower incurred for its own account or on behalf of each such Portfolio, as applicable, then outstanding, 33-1/3% of the value of the net assets (total assets less all liabilities other than liabilities for borrowed money) of such Borrower or each such Portfolio at such time, or

          (iii) the maximum amount such Borrower is permitted to borrow for its own account or on behalf of any such Portfolio, as applicable, at such time under (a) applicable federal or state laws, statutes and regulations, including without limitation the asset coverage requirements of Section 18(a)(1) of the 1940 Act, (b) agreements (whether or not having the force of law) entered into by such Borrower with respect to itself or any such Portfolio, as applicable, with federal, state, local or foreign governmental agencies, authorities or regulators, as more particularly described in Part 1 of SCHEDULE II hereto, as amended and in effect from time to time, and (c) limitations on borrowing adopted by such Borrower with respect to itself or any such Portfolio, as applicable, and described in its Registration Statement, Prospectus or Statement of Additional Information, if applicable, or elsewhere, as more particularly described in
     Part 2 of SCHEDULE II hereto, as amended and in effect from time to time.

Although it will be within the discretion of the Bank whether it makes Loans under this Agreement, each Borrower understands that the Bank may use the Maximum Amount as a ceiling on Loans.

     MONEY MARKET LOANS.  Loans bearing interest at a Money Market Rate.

     MONEY MARKET RATE. The rate quoted by the Bank in its sole discretion (it being understood that the Bank is under no obligation to quote such rate) to a Borrower as the fixed rate of interest at which it is willing to make a "money market" loan to such Borrower or to a Portfolio of such Borrower in the amount and for the period of the requested Loan.

     1940 ACT. The Investment Company Act of 1940, as amended.

     OBLIGATIONS. All obligations of the Borrowers to the Bank hereunder and under the other Loan Documents of every kind and description, direct or indirect, absolute or contingent, primary or secondary, due or to become due, now exiting or hereafter arising, regardless of how they arise or by what agreement or instrument, if any, and including obligations to perform acts and refrain from taking action as well as obligations to pay money.

     PLEDGE AGREEMENT. A Pledge Agreement, in form and substance satisfactory to the Bank, executed by a Borrower for the benefit of the Bank and to be delivered to the Bank with respect to the Pledged Securities of such Borrower after any demand therefor, as contemplated in Section 2.13 hereof.

     PLEDGE DEMAND. A Pledge Demand substantially in the form of EXHIBIT B hereto, pursuant to which the Bank will demand the pledge of Pledged Securities of a Borrower as a condition precedent to making Loans to such Borrower, as contemplated in Section 2.13 hereof.

     PLEDGED SECURITIES. The stock or other portfolio securities pledged to the Bank pursuant to the Pledge Agreements and Section 2.13 of this Agreement.

     PORTFOLIO.  As defined in the preamble hereof.

     PROSPECTUS. The Prospectus required to be delivered by each Borrower and each Portfolio to offerees of its securities pursuant to the Securities Act of 1933, as amended from time to time.

     REGISTRATION STATEMENT. The most recent Registration Statement on Form N-2 or Form N-1A, as applicable, filed by each Borrower on its own behalf or on behalf of its Portfolios with, and declared effective by, the Securities and Exchange Commission and amended from time to time, pursuant to the 1940 Act.

     REGULATION U. Regulation U promulgated by the Board of Governors of the Federal Reserve System, as in effect from time to time.

     REGULATION X. Regulation X promulgated by the Board of Governors of the Federal Reserve System, as in effect from time to time.

     STATEMENT OF ADDITIONAL INFORMATION. The Statement of Additional Information that must be provided by each Borrower and each Portfolio to recipients of its Prospectus upon request, pursuant in the rules and regulations of the Securities and Exchange Commission.

     TERMINATION DATE. The date on which the Bank in its discretion shall have terminated the credit facility provided for in this Agreement and made demand for the repayment of all amounts then outstanding hereunder.

     TOTAL ASSETS. As determined for each Borrower, all assets of such Borrower classified as such on the most recent statement of assets and liabilities of such Borrower furnished to the Bank pursuant to Section 5.8 hereof.

     Section 1.2. INTERPRETATION. All terms of an accounting character not specifically defined herein shall have the meanings assigned thereto by generally accepted accounting principles in the United States of America, unless the context otherwise requires. Each reference herein to a particular person or entity (including, without limitation, the Bank) shall include a reference to the successors and permitted assigns of such person or entity. The words "herein", "hereof", "hereunder", and words of like import shall refer to this Agreement as a whole and not to any particular Section or subdivision of this Agreement.

     Section 2.     CREDIT FACILITY.

     Section 2.1. CREDIT FACILITY. Subject to the terms and conditions set forth in this Agreement, the Bank agrees to make revolving loans ("LOANS") to each Borrower, for its own account or for the account of a Portfolio of such Borrower, from time to time in the Bank's discretion, on any Business Day during the period from the date hereof to (but not including) the Termination Date, as may be requested by any such Borrower. Each Loan shall be in the principal amount stated in the applicable Loan Request, and shall be in a minimum amount of at least $1,000,000 and an integral multiple of $100,000 (or the balance of the applicable unborrowed Maximum Amount); PROVIDED that (i) at no time shall the aggregate outstanding principal amount of all Loans made to any Borrower for its own account or for the account of any Portfolio exceed the Maximum Amount applicable to such Borrower or Portfolio; (ii) at the time of such Loan, and after giving effect thereto, the aggregate principal amount of all outstanding Loans to such Borrower shall not exceed 50% of the current market value of Total Assets of such Borrower; and (iii) at no time shall the aggregate outstanding principal amount of all Loans to all Borrowers exceed $100,000,000. Within the limits of the provisions of this Section 2.1, each Borrower may borrow, pay or prepay, pursuant to Section 2.7 and reborrow under this Section 2. 1.

     Section 2.2. NOTICE AND MANNER OF BORROWING. All Loans shall be requested and funded in accordance with the procedures set forth below:

     (a) LOAN REQUESTS. Each request by a Borrower for a Loan hereunder shall be made by telephonic notice to the Bank (a "LOAN REQUEST") prior to 3:00 p.m., Boston time, on the Borrowing Date in the case of Base Rate Loans or Money Market Loans, and three Business Days prior to the Borrowing Date in the case of Eurodollar Loans. Each Loan Request shall be irrevocable and shall state (i) the principal amount of the requested Loan; (ii) the interest rate to be applicable thereto; (iii) in the case of Eurodollar Loans or Money

Market Loans, the Interest Period requested for such Loan (subject to the definition of Interest Period); and (iv) in the case of a Loan to a Borrower on behalf of a Portfolio, the name of Portfolio for which the Loan is being requested. Each Loan Request shall also state the maximum amount such Borrower is then permitted to borrow hereunder, for its own account or for the account of the relevant Portfolio, as applicable, determined in accordance with the definition of Maximum Amount. Each Loan Request shall be made by a duly authorized representative of such Borrower, as specified by such Borrower in writing from time to time, and the Bank may rely upon any telephone request that it reasonably believes is made by such a representative. Each Loan Request shall promptly be followed by a written confirmation thereof, substantially in the form of EXHIBIT A hereto, PROVIDED that if such written confirmation differs in any material respect from the action of the Bank taken in good faith reliance upon such telephone request, the records of the Bank shall control absent manifest error.

     Each Loan Request made by a Borrower shall constitute a representation and warranty by such Borrower to the Bank that (i) the Loan requested thereby is permitted under the Prospectus, Registration Statement and, if applicable, Statement of Additional Information of such Borrower or the applicable Portfolio of such Borrower; (ii) such Loan will not, when made, cause the aggregate outstanding principal amount of all Loans of all Borrowers hereunder to exceed $100,000,000; (iii) such Loan will not, when made, cause the aggregate principal amount of all outstanding Loans to such Borrower to exceed 50% of the current market value of Total Assets of such Borrower on the Borrowing Date; (iv) the proceeds of such Loan will be applied by such Borrower for its own purposes or for the purposes of the applicable Portfolio only in accordance with the provisions of Section 2.11 hereof; and (v) all of the representations and warranties of such Borrower contained in Section 4 hereof are true and correct on and as of the date of such Loan Request and the date of such Loan as though made on and as of such dates.

     (b) FUNDING THE LOANS. If, upon receipt of a Loan Request in accordance with Section 2.2(a) hereof, the Bank is willing, in its discretion, to make a Loan to the requesting Borrower for its own account or for the account of a Portfolio of such Borrower, the Bank shall make such Loan by depositing or wiring the proceeds thereof, on the same day in immediately available funds and at the applicable Borrower's expense, to an account maintained on behalf of such Borrower or Portfolio by the Custodian of such Borrower or Portfolio in accordance with the wiring instructions set forth in SCHEDULE III hereto, as amended by such Borrower and in effect from time to time.

     Section 2.3. LOAN ACCOUNT. The Bank will maintain a separate account on its books for each Borrower and each Portfolio (each a "LOAN ACCOUNT") on which win be recorded, in accordance with the Bank's customary accounting practice,
(a) all Loans made by the Bank to such Borrower for its own account or for the account of each such Portfolio, (b) all payments on such Loans made by such Borrower for its own account or for the account of each such Portfolio to the Bank, and (c) all other charges and expenses properly chargeable to such Borrower for its own account or for the account of each such Portfolio hereunder. The debit balance of each Loan Account shall reflect the amount of the applicable Borrower's indebtedness incurred for its own account or the account of its Portfolios from time to time to the Bank hereunder and, in the absence of manifest error, shall constitute conclusive evidence of such indebtedness.

     Section 2.4. REPAYMENT OF LOANS. Each Loan made hereunder shall be payable on demand or upon the termination of the credit facility PROVIDED hereunder, as contemplated by Section 2.12; provided that if demand is not earlier made, each Base Rate Loan made to a Borrower that is an open-end fund shall mature and the principal amount thereof become due and payable in full on the seventh day following the date of the making of such Base Rate Loan, and each Eurodollar Loan and Money Market Loan shall mature and the principal amount thereof become due and payable on the last day of the applicable Interest Period. Only the relevant Borrower or the assets of the relevant Portfolio, as applicable, shall be liable for the due and punctual payment of the principal amount of the Loans made to such Borrower for its own account or the account of such Portfolio, respectively, together with interest accrued thereon and any other amounts payable with respect thereto.

     Section 2.5.   INTEREST.

     (a) INTEREST RATE ON LOANS. Except as otherwise provided in Section 2.5(d) below, the outstanding principal amount of each Loan to a Borrower shall bear interest until maturity at (i) the Base Rate, (ii) the Adjusted Eurodollar Rate plus 1-1/4%, or (iii) the applicable Money Market Rate as selected by the applicable Borrower from time to time in the applicable Loan Request. Interest accrued on each Base Rate Loan shall be paid by the applicable Borrower on the last day of each month and upon demand by the Bank for repayment of such Loan. Interest accrued on each Eurodollar Loan or Money Market Loan shall be paid on the last day of the Interest Period applicable thereto and upon demand by the Bank for repayment of such Loan.

     (b) DURATION OF INTEREST PERIODS. Subject to the provisions of the definition of Interest Period, the duration of each Interest Period applicable to a Eurodollar Loan or Money Market Loan shall be as specified in the applicable Loan Request delivered pursuant to Section 2.2(a). The applicable Borrower shall have the option to elect a subsequent Interest Period to be applicable to a Eurodollar Loan or a Money Market Loan (if the Bank in its discretion is then willing to make a Money Market Loan to such Borrower for its own account or for the account of a Portfolio) by giving notice of such election to the Bank received no later than 10:00 a.m. Boston time three Business Days before the end of the then applicable Interest Period.

     If the Bank does not receive a notice of election of duration of an Interest Period for a Eurodollar Loan within the applicable time limits specified therein, or if, when such notice must be given, the Bank shall not then be willing, in its sole discretion, to continue such Loan or a Default or Event of Default then exists, the applicable Borrower shall be deemed to have elected to convert such Loan in whole into a Base Rate Loan on the last day of the then current Interest Period with respect thereto.

     Notwithstanding the foregoing, no Borrower may select an Interest Period to be applicable to a Loan that would end, but for the provisions of the definition of Interest Period, after the Termination Date.

     (c) OVERDUE PRINCIPAL AND INTEREST. Overdue principal and (to the extent permitted by applicable law) interest on each Loan and all other overdue amounts payable hereunder shall bear interest compounded monthly and payable on demand at a rate per annum equal to two percent above the greater of (i) the interest rate then in effect for such Loan and (ii) the Base Rate, until such amount shall be paid in full (whether before or after judgment).

     (d) LIMITATION ON INTEREST. No provision of this Agreement shall require the payment or permit the collection of interest in excess of the rate then permitted by applicable law.

     Section 2.6.   PLACE AND MODE OF PAYMENTS; COMPUTATIONS.

     (a) Each payment made or caused to be made by a Borrower to the Bank under this Agreement shall be made directly to the Bank in United States Dollars at the Bank's Head Office ABA #011-000-390 Attention: Valerie Hughes, Commercial Loan Services, not later than 2:00 p.m., Boston time, on the due date of each such payment, and in immediately available and freely transferable funds.

     (b) If any sum would, but for the provisions of this subsection (b), become due and payable to the Bank by any Borrower on any day that is not a Business Day, then such sum shall become due and payable on the next succeeding Business Day, and interest payable to the Bank under this Agreement shall be adjusted by the Bank accordingly.

     (c) All computations of interest and fees hereunder shall be made by the Bank on the basis of a 360-day year and paid for the actual number of days elapsed.

     (d) The Bank will determine the Base Rate in effect from time to time. Any change in the Base Rate shall, for all purposes of this Agreement, become effective on, and from the beginning of, the day on which such change shall first be announced or determined by the Bank in accordance with the Bank's customary banking practices.

     (e) Each payment by a Borrower under this Agreement shall be made without set-off or counterclaim and free and clear of and without deduction or withholding of any kind.

     Section 2.7.   OPTIONAL PREPAYMENTS; CERTAIN MANDATORY PREPAYMENTS.

     (a) Each Borrower shall have the right at any time to repay any Base Rate Loans, in whole or in part, upon telephonic notice to the Bank of its intention to repay such

Loan prior to 3:00 p.m., Boston time, on the date such prepayment is to be made; PROVIDED, HOWEVER, that each such prepayment (except a prepayment in full) shall be made in an amount of $100,000 or an integral multiple thereof. Except as otherwise provided herein, Eurodollar Loans may only be prepaid on the last day of the applicable Interest Period, and no Money Market Loans may be prepaid.

     (b) If at any time the aggregate unpaid principal amount of all Loans to all Borrowers exceeds $100,000,000, the Borrower whose Loan caused such excess agrees to immediately prepay the amount of such excess, together with any amounts payable pursuant to Section 2.10 hereof.

     (c) If at any time the aggregate unpaid principal amount of Loans made to any Borrower for its own account or for the account of a Portfolio shall exceed the Maximum Amount applicable to such Borrower or Portfolio, such Borrower agrees to immediately prepay the amount of such excess, together with any amounts payable pursuant to Section 2.10 hereof.

     (d) If at any time the sale or disposition of any assets of any Borrower would cause the aggregate unpaid principal amount of Loans to such Borrower to exceed 50% of the current market value of Total Assets of such Borrower, such Borrower shall immediately prepay such excess portion of the Loans to such Borrower.

     (e) Upon each repayment or prepayment of any principal of any Loan pursuant to any of the provisions of this Agreement, the applicable Borrower hereby absolutely and unconditionally promises to pay to the Bank, and there shall become absolutely due and payable on the date of each such repayment or prepayment, all of the unpaid interest accrued to such date on the amount of the principal of the Loans being repaid or prepaid by such Borrower on such date. Whenever any interest on and any principal of the Loans are paid simultaneously hereunder, the whole amount paid shall be applied first to interest then due and payable.

     2.8. CHANGED CIRCUMSTANCES.

     (a)  In the event that:

           (i) on any date on which the Adjusted Eurodollar Rate would otherwise be set the Bank shall have determined in good faith (which determination shall be final and conclusive) that adequate and fair means do not exist for ascertaining the London Interbank Offered Rate, or

           (ii) at any time the Bank shall have determined in good faith (which determination shall be final and conclusive) that:

           (A) the making or continuation of or conversion of any Loan to a Eurodollar Loan has been made impracticable or unlawful by (1) the occurrence of a contingency that materially and adversely affects the London interbank Eurodollar market or (2) compliance by the Bank in good faith with any applicable law or governmental regulation, guideline or order or interpretation or change thereof by any governmental authority charged with the interpretation or administration thereof or with any request or directive of any such governmental authority (whether or not having the force of law); or

           (B) the Adjusted Eurodollar Rate shall no longer represent the effective cost to the Bank for U.S. dollar deposits in the London interbank market;

then, and in any such event, the Bank shall forthwith so notify each Borrower thereof. Until the Bank notifies the Borrowers that the circumstances giving rise to such notice no longer apply, the obligation of the Bank to allow selection by the Borrowers of Eurodollar Loans shall be suspended. If at the time the Bank so notifies each Borrower, a Borrower has previously given the Bank a Loan Request with respect to one or more Eurodollar Loans but such Loans have not yet gone into effect, such Loan Request shall be deemed to be void and, if the Bank in its discretion continues to be willing to lend to such Borrower, such Borrower may borrow Loans of a non-affected type by delivering a substitute Loan Request pursuant to Section 2.2(a) hereof.

     Upon such date as shall be specified in such notice (which shall not be earlier than the date such notice is given) each Borrower shall, with respect to the outstanding Eurodollar Loans, prepay the same, together with interest thereon and any amounts required to be paid pursuant to Section 2.10, and may borrow Loans of another type in accordance with Section 2.1 hereof by delivering substitute Loan Requests pursuant to Section 2.2(a) hereof.

     (b) In case any change in law, regulation, treaty or official directive or the interpretation or application thereof by any court or by any governmental authority charged with the administration thereof or the compliance with any guideline or request of any central bank or other governmental authority (whether or not having the force of law):

          (i) subjects the Bank to any tax with respect to payments of principal or interest or any other amounts payable hereunder by any Borrower or otherwise with respect to the transactions contemplated hereby (except for taxes on the overall net income of the Bank imposed by the United States of America or any political subdivision thereof), or

          (ii) imposes, modifies or deems applicable any deposit insurance, reserve, special deposit or similar requirement against assets held by, or deposits in or for the account of, or loans by, the Bank (other than such requirements as are already included in the determination of the Adjusted Eurodollar Rate), or

          (iii) imposes upon the Bank any other condition with respect to its performance under this Agreement, and the result of any of the foregoing is to increase the cost to the Bank, reduce the income receivable by the Bank or impose any expense upon the Bank with respect to any Loans, the Bank shall notify each Borrower thereof. The applicable Borrower(s) agree(s) to pay to the Bank the amount of such increase in cost, reduction in income or additional expense attributable to such Loan or Loans as and when such cost, reduction or expense is incurred or determined, upon presentation by the Bank of a statement in the amount and setting forth the Bank's calculation thereof, which statement shall be deemed true and correct absent manifest error.

     Section 2.9. INCREASED CAPITAL REQUIREMENTS. If any law or any governmental rule, regulation, policy, guideline or directive (whether or not having the force of law) or the interpretation thereof by a court or governmental authority with appropriate jurisdiction affects the amount of capital required to be maintained by the Bank or any corporation controlling the Bank and the Bank determines that the amount of capital required is increased by or based upon the existence of the credit facilities established hereunder or any Loans made pursuant hereto, and such increase has or would have the effect of reducing the return on the Bank's equity to a level below that which the Bank could have achieved (taking into consideration the Bank's then existing policies with respect to capital adequacy and assuming the full utilization of the Bank's capital) but for such law, rule, regulation, policy, guideline or directive, then the Bank shall notify each Borrower in writing of such fact. To the extent such reduction is attributable to any specific Loan or Loans, the applicable Borrower(s) agree(s) to pay to the Bank, the amount of such reduction attributable to such Loan or Loans as and when such reduction is determined, upon presentation by the Bank of a statement in the amount and setting forth the Bank's calculation thereof, which statement shall be deemed true and correct absent manifest error. To the extent such reduction is not so attributable to any Loan or Loans, each Borrower agrees to pay, in the proportion that such Borrower's net assets as of the date of such statement bears to the net assets of all Borrowers as of such date, the amount of such reduction, determined and paid as aforesaid. In determining such amount, the Bank may use any reasonable averaging and attribution methods. In this connection, the Bank shall allocate such costs among its customers in good faith and on an equitable basis.

     Section 2.10. FUNDING LOSSES. If a Borrower for any reason makes any payment of principal with respect to a Eurodollar Loan or Money Market Loan on any date other than the scheduled maturity thereof (other than a payment occasioned by the Bank's demand therefor pursuant to Section 2.4 or 2.12 hereof), or fails to borrow or continue a Eurodollar Loan or Money Market Loan after giving a Loan Request or continuation notice therefor, such Borrower shall reimburse the Bank for any resulting loss or expense incurred by the Bank, including without limitation any loss reasonably incurred in obtaining, liquidating or employing of deposits from third parties. Such Borrower shall pay the amount of such loss or expense upon presentation of a statement in the amount thereof and setting forth the Bank's calculation thereof, which statement shall be deemed true and correct absent manifest error.

     Section 2.11. USE OF PROCEEDS. The proceeds of the Loans shall be used by the applicable Borrower to meet requests for funds from such Borrower for its own account or for the account of a Portfolio of such Borrower for temporary or emergency purposes, as specified in the Prospectus and/or Statement of Additional Information of such Borrower or Portfolio. If then permitted by the Prospectus and/or Statement of Additional Information of a Borrower or a Portfolio of such Borrower, the proceeds of the Loans may also be used by the applicable Borrower to leverage the investment portfolio of such Borrower or of a Portfolio of such Borrower. No portion of any Loan made to a Borrower that is to be used for the "purpose of purchasing or carrying" any Margin Stock, as such terms are defined in Regulations U and X, shall be used in violation of such Regulations.

     Section 2.12. DISCRETIONARY DEMAND FACILITY. It is acknowledged and agreed by each Borrower that the Bank has no obligation to make any Loan hereunder, and that the decision whether or not to make any Loan requested by any Borrower is within the sole and exclusive discretion of the Bank. The Bank may terminate the credit facilities provided for herein either in whole or in part with respect to one or more Borrowers or one or more Portfolios of the Borrowers at any time by written notice to the affected Borrower(s).

     Section 2.13. COLLATERAL SECURITY FOR LOANS. As a condition precedent to making any Loan or continuing any Loan made hereunder, if any Borrower shall then have outstanding any secured Indebtedness with any other creditor (other than Indebtedness consisting of investments purchased by a Borrower in accordance with its Prospectus for which assets are segregated or cover is maintained in accordance with the 1940 Act), the Bank may require, by written notice to such Borrower substantially in the form attached hereto as EXHIBIT B (a "PLEDGE DEMAND") that such Borrower pledge certain of its portfolio securities and other assets, to be determined at the time of such notice (its "PLEDGED SECURITIES") as collateral for such Loan. The minimum market value of the stock and other portfolio securities of any Borrower required to be pledged to the Bank hereunder with respect to any Loan to such Borrower shall be determined by the Bank in its discretion and stated in the Pledge Demand for such Loan. Upon demand by the Bank, the applicable Borrower shall forthwith grant to the Bank a security interest in the Pledged Securities and deliver to the Bank a Pledge Agreement with respect to such Pledged Securities, a Collateral Agency Agreement among such Borrower, the Bank and the Custodian for such Pledged Securities, and instruct the Custodian to take any action necessary under the Collateral Agency Agreement as the Bank may require to realize the full benefits of this Section 2.13 and the security interest described herein.

     Section 3.     CONDITIONS PRECEDENT.

     Section 3.1. CONDITIONS OF CLOSING. This Agreement shall become effective upon the receipt by the Bank of the following:

     (a) executed original counterparts of this Agreement, signed by the Bank and each Borrower;

     (b) certified copies of the charter documents and bylaws of each Borrower and all amendments thereto;

     (c) certified copies of all documents relating to the due authorization and execution by each Borrower of this Agreement and the other Loan Documents as the Bank may reasonably request including, without limitation, all votes of the Board of Directors of such Borrower authorizing (i) the execution and delivery by such Borrower of this Agreement and the other Loan Documents, (ii) its performance of all of its agreements and Obligations under this Agreement and the other Loan Documents, and (iii) the borrowings and other transactions contemplated by this Agreement and the other Loan Documents;

     (d) an incumbency certificate, dated the date hereof, signed by the Secretary or Assistant Secretary of each Borrower setting forth the names and specimen signatures of each individual authorized to give notices, sign or act on behalf of such Borrower in connection with the transactions contemplated by this Agreement;

     (e) a duly completed and executed Federal Reserve Form U-1, describing all securities then held by each Borrower, in the form required by such Form U-1;

     (f) an opinion of Kirkpatrick & Lockhart LLP, outside counsel to the Borrowers, substantially in the form of EXHIBIT C-1, and an officer's certificate from an officer of the Investment Adviser, substantially in the form of EXHIBIT C-2; and

     (g) such other documents as the Bank shall have requested in order to comply with applicable rules and regulations promulgated by the Federal Reserve Board and other governmental and regulatory authorities.

     Section 3.2. CONDITIONS OF LOANS. The willingness of the Bank in its discretion to make any loan to a Borrower for its own account or for the account of a Portfolio on a Borrowing Date shall be subject to the satisfaction, at or before the time each such Loan is made, of each of the following conditions precedent (unless and to the extent that satisfaction of such conditions precedent or any of them is waived pursuant to Section 16 hereof):

     (a) the Bank shall have received a Loan Request from the applicable Borrower, as required by Section 2.2(a);

     (b) if the Bank shall have made a Pledge Demand in connection with such Loan, the Bank shall have received a Pledge Agreement from such Borrower, together with an opinion of counsel in form and substance satisfactory to the Bank as to the enforceability of such Pledge Agreement and the security interests granted therein and confirmation from the applicable Borrower's Custodian of the segregation of the applicable Pledged Securities for the benefit of the Bank;

     (c) the representations and warranties contained in Section 4 of this Agreement and otherwise made by or on behalf of or with respect to such Borrower or any Portfolio of such Borrower shall (except to the extent that such representations and warranties relate expressly to a specific date, and except to the extent of changes resulting from the transactions contemplated or permitted by this Agreement and changes occurring in the ordinary course of business that, singly or in the aggregate, do not materially adversely affect such Borrower or such Portfolio or its business, assets, operations, prospects or its condition (financial or otherwise)), be true and correct at and as of such Borrowing Date;

     (d) there shall exist no Default or Event of Default upon the making of such Loan;

     (e) the Bank shall be satisfied that there has been no material adverse change (i) in the business, assets, operations, prospects or condition (financial or otherwise) of such Borrower or Portfolio since the date of the most recent financial statements of such Borrower or Portfolio referred to in
Section 4.9, or (ii) in the political or economic conditions prevailing in the countries of origin of the issuers of the portfolio securities of such Borrower or Portfolio; and

     (f) the making of such Loan shall not contravene any law, regulation, decree or order binding on such Borrower or the Bank, and the Bank shall have received all such certificates and documents in relation thereto as the Bank or the Bank's counsel shall have reasonably requested.

     Section 4. REPRESENTATIONS AND WARRANTIES. Each of the Borrowers represents and warrants to the Bank that:

     Section 4.1. ORGANIZATION, QUALIFICATION, ETC. Such Borrower is duly organized and validly existing as a corporation or business trust under the laws of its jurisdiction of incorporation and each Borrower is duly qualified to do business in each other jurisdiction wherein the nature of its properties or its business requires such qualification and in which the failure to be so qualified could materially adversely affect the business, assets or condition (financial or otherwise) of such Borrower or any Portfolio of such Borrower.

     Section 4.2. REGISTRATION UNDER APPLICABLE LAW. Such Borrower is registered as a closed- or open-end management investment company under the 1940 Act.

     Section 4.3. AUTHORIZATION, ETC. The execution, delivery and performance by such Borrower of this Agreement and the borrowing of Loans for its account or for the accounts of any of its Portfolios are within the powers of such Borrower, have been duly authorized by all necessary and proper action on the part of such Borrower, and do not and will not (i) violate or contravene any provision of such Borrower's charter documents or bylaws, or any amendment thereof; (ii) violate or contravene any provision of the Prospectus, Registration Statement or Statement of Additional Information, if applicable, of such Borrower or any of its Portfolios; (iii) conflict with, or result in a breach of any material term, condition or provision of, or constitute a default under or result in the creation of any mortgage, lien, pledge, charge, security interest or other encumbrance upon any of the property or assets of such Borrower or Portfolio (other than as contemplated by this Agreement and the Pledge Agreement, if applicable) under, any agreement, trust deed, indenture, mortgage or other instrument to which such Borrower is a party or by which such Borrower or any of its or its Portfolios' property or assets is bound or affected; or (iv) violate or contravene any provision of any material law, regulation, order, ruling or interpretation thereunder or any decree, order or judgment of any court or governmental or regulatory authority, bureau, agency or official.

     Section 4.4. BINDING EFFECT OF AGREEMENT, ETC. This Agreement and all the provisions hereof constitute the legally valid and binding Obligations of such Borrower, enforceable against such Borrower in accordance with their terms, except as enforceability is limited by bankruptcy, insolvency, reorganization, moratorium or other laws relating to or affecting generally the enforcement of creditors' rights and except to the extent that the availability of equitable remedies is subject to the discretion of the court before which any proceeding therefor may be brought.

     Section 4.5. APPROVALS, ETC. No authorization, approval, consent or other action by, and no notice to or filing with, any shareholder or creditor of such Borrower, or governmental or regulatory agency or authority having jurisdiction over such Borrower, is required to make valid and legally binding the execution, delivery and performance by such Borrower of this Agreement or the consummation by such Borrower of the transactions contemplated hereby or thereby, or the exercise by the Bank of its rights and remedies hereunder or thereunder.

     Section 4.6. COMPLIANCE WITH OTHER INSTRUMENTS. Such Borrower is in compliance with all investment policies and restrictions applicable to it and to its Portfolios, if any, identified in its Prospectus, Registration Statement and Statement of Additional Information, if applicable, and is in compliance with all investment policies and restrictions applicable to it or its Portfolios under Section 8(b), Section 13 and all other provisions of the 1940 Act, except for such noncompliance that could not, individually or in the aggregate, reasonably be expected to have a material adverse effect on the business, operations, assets or financial condition of such Borrower. Such Borrower is not in violation of any material provision of its charter documents or bylaws, or any amendment thereof, or in default under any material indenture or agreement to which it is a party or by which it or any of its property or assets is bound, or in violation of any material applicable laws or orders, regulations, rulings, decrees or requirements of any court or governmental or regulatory agency or authority by which it or any of its property or assets is bound, which default or violation could have a material adverse effect on the business, assets, operations, prospects or condition (financial or otherwise) of such Borrower or any of the Portfolios of such Borrower.

     Section 4.7. LITIGATION. There are no pending or, to the best knowledge of such Borrower, threatened actions, suits, investigations or proceedings at law or in equity before any federal, state, local or foreign court, governmental or regulatory authority, agency, commission, board, bureau or instrumentality, or board of arbitration, against or materially affecting such Borrower or any Portfolio of such Borrower or materially affecting its right, title and interest in or to any of its or any such Portfolio's properties or assets.

     Section 4.8. TAXES. Such Borrower has made or filed all federal, state, local, foreign and other tax returns, reports and declarations required by any jurisdiction to which such Borrower is subject, and has paid all taxes and other assessments and charges shown or determined to be due on such returns, reports and declarations or pursuant to any matters raised by audits or for other reasons known to it, except those being contested in good faith by appropriate proceedings and as to which there have been set aside reserves adequate with respect to such tax, assessment or charge so contested. Such Borrower has set aside on its books provisions reasonably adequate for the payment of all taxes for periods subsequent to the periods to which such returns, reports or declarations apply. To the best of such Borrower's knowledge, there are no unpaid taxes claimed to be due by the taxing authority of any jurisdiction, and such Borrower knows of no basis for any such claim.

     Section 4.9.   FINANCIAL STATEMENTS; NO MATERIAL CHANGES.

     The audited and certified financial reports of each Borrower with respect to such Borrower or the Portfolios of such Borrower previously furnished to the Bank, setting forth the investments of such Borrower or its Portfolios, a statement of assets and liabilities as of the date of such report and a statement of operations and a statement of changes in net assets of such Borrower or its Portfolios for the period then ended, are complete and correct in all material respects, and fairly present the financial condition of such Borrower or its Portfolios as of such date and the results of the operations of such Borrower or its Portfolios for the period ended on such date, all in accordance with generally accepted accounting principles applied on a consistent basis. Since the date of each of such reports, there has been no change in the assets, liabilities, business, condition (financial or otherwise) or results of operations of such Borrower or its Portfolios, that have been, in any case or in the aggregate, materially adverse.

     Section 4.10. NO DEFAULTS. No Default or Event of Default has occurred and is continuing.

     Section 4.11.  AFFILIATED PERSONS.

     (a) So far as appears from the records of such Borrower, neither the Bank nor, to the knowledge of such Borrower, any Affiliated Person of the Bank, individually or in the aggregate, owns, controls or holds with the power to vote, five percent or more of the outstanding voting securities of such Borrower or any Portfolio of such Borrower;

     (b) neither such Borrower nor, to the knowledge of such Borrower, any Affiliated Person of such Borrower, directly or indirectly, individually or in the aggregate, owns, controls or holds with power to vote, either for its own account or for the account of its Portfolios, five percent or more of the outstanding voting securities of the Bank or, to the knowledge of such Borrower, any Affiliated Person of the Bank;

     (c) neither such Borrower, for its own account or for the account of any Portfolio, nor, to the knowledge of such Borrower, any Affiliated Person of such Borrower or Portfolio, directly or indirectly, individually or in the aggregate, controls or, to the knowledge of such Borrower, after due inquiry, is controlled by or under common control with, the Bank or, to the knowledge of such Borrower, any Affiliated Person of the Bank;

     (d) no officer, director or employee of such Borrower or, to the knowledge of such Borrower, any Affiliated Person of such Borrower or of a Portfolio of such Borrower is an Affiliated Person of the Bank or, to the knowledge of such Borrower, any Affiliated Person of the Bank;

     (e) except as described in SCHEDULE IV hereto, as amended and in effect from time to time, such Borrower does not, directly or indirectly, own, control, or hold with power to vote, either for its own account or for the account of its Portfolios, ten percent or more of the outstanding voting securities of any issuer; and

     (f) except as described in SCHEDULE V, as amended and in effect from time to time, to the knowledge of such Borrower, no person, directly or indirectly, owns, controls or holds with power to vote, five percent or more of the outstanding voting securities of such Borrower or a Portfolio of such Borrower.

     Section 4.12. DISCLOSURE. Neither this Agreement nor any of the other Loan Documents, nor any of the information concerning such Borrower or any Portfolio of such Borrower submitted to the Bank in connection herewith or therewith contains any untrue statement of a material fact or, to the best knowledge of such Borrower, omits to state a material fact necessary in order to make the statements contained therein not misleading in light of the circumstances in which they are made. Except as disclosed herein, in the other Loan Documents or in the Prospectuses, Registration Statements or Statements of Additional Information, there is no fact known to such Borrower that materially adversely affects, or that, in the best judgment of the management of such Borrower, could in the future materially adversely affect, the assets, business, prospects, condition (financial or otherwise) or operations of such Borrower or any Portfolio of such Borrower.

     Section 5. COVENANTS. Each Borrower covenants and agrees that, so long as any amounts are owing with respect to the Loans or otherwise under this Agreement or under any of the other Loan Documents, or if no such amount is owing, so long as the Bank shall, in its discretion, be willing to make Loans hereunder as provided herein, it will comply with the following covenants. EACH BORROWER ACKNOWLEDGES AND AGREES THAT COMPLIANCE WITH THE FOLLOWING COVENANTS SHALL IN NO WAY COMPROMISE THE ABSOLUTE DISCRETION OF THE BANK TO ADVANCE FUNDS UNDER THIS CREDIT FACILITY TO SUCH BORROWER OR MAKE DEMAND

AT ANY TIME FOR PAYMENT OF THE OBLIGATIONS OF SUCH BORROWER TO THE BANK.

     Section 5.1. USE OF PROCEEDS. Such Borrower shall use the proceeds of the Loans provided hereunder only for the purposes specified in Section 2.11.

     Section 5.2. PUNCTUAL PAYMENT. Such Borrower will duly and punctually pay or cause to be paid principal and interest and all other sums due from it under this Agreement in accordance with the terms hereof.

     Section 5.3. TAXES, ETC. Such Borrower (a) will file all federal, state, local, foreign and other tax returns, reports and declarations required by any jurisdiction to which such Borrower is subject on or before the due dates for the returns, reports and declarations; and (b) will pay and discharge, before the same shall become in arrears, all taxes, assessments and other governmental charges shown or determined to be due on such returns, reports and declarations, unless, and in any such case, the same is being contested in good faith by appropriate proceedings and an adequate reserve therefor has been established.

     Section 5.4. COMPLIANCE WITH LAW, ETC. Such Borrower will comply in all material respects with (i) all applicable federal, state and local laws, rules, regulations and governmental or regulatory directives (whether or not having the force of law), and all orders, writs, judgments, injunctions, decrees or awards to which it may be subject; (ii) all of the investment policies and restrictions set forth in its or its Portfolios' Prospectuses, Registration Statements or Statements of Additional Information, if applicable, or otherwise; and (iii) the provisions of its charter documents and bylaws and all agreements and instruments by which it or any of its property or assets or the property or assets of any of its Portfolios may be affected or bound.

     Section 5.5. COMPLIANCE WITH REGULATIONS U AND X. Such Borrower will, at any time and from time to time upon receipt of notice from the Bank, and at the expense of such Borrower, promptly execute and deliver or file all additional instruments and documents, and take all further action, that may be necessary or desirable, or that the Bank may reasonably request, in order to fully comply with the requirements of Regulation U or X.

     Section 5.6. NOTICE OF CERTAIN EVENTS. Such Borrower will give the Bank prompt written notice of:

     (a) any change in any federal, state or local law, rule or regulation or governmental or regulatory directive (whether or not having the force of law) materially adversely affecting such Borrower or any Portfolio of such Borrower, or any of the property or assets of such Borrower or any Portfolio of such Borrower, or affecting such Borrower's ability to repay the Loans and comply with the terms of this Agreement;

     (b) any change in any agreements with governmental authorities or regulators or its investment policies or restrictions that would make any of the information set forth in SCHEDULE II hereto incorrect, incomplete or misleading in any material respect, and will prepare and submit to the Bank for attachment to this Agreement an amendment to SCHEDULE II reflecting such change;

     (c) any change in its portfolios or in the ownership of its outstanding voting securities that would make any of the information set forth in SCHEDULES IV and V hereto incorrect or incomplete in any material respect, and will prepare and submit to the Bank for attachment to this Agreement an amendment to
SCHEDULE IV or V, as applicable, reflecting such change;

     (d) any material change in its method of business or in its or its Portfolios' Prospectuses, Registration Statements or Statements of Additional Information, if applicable (it being understood that any change in the investment restrictions and limitations on indebtedness applicable to such Borrower or any Portfolio of such Borrower shall constitute material changes);

     (e) any sales or other dispositions of assets by any Borrower that would cause the limitations on Loans to such Borrower set forth in Section 2.1 to be breached, such notice to be accompanied by a revised schedule of Total Assets after giving effect to such sales or other dispositions and any prepayment of Loans to such Borrower required by Section 2.10(d);

     (f) the commencement of any litigation or any administrative, regulatory or arbitration proceeding or investigation to which such Borrower may hereafter become a party that may involve any material risk of any material final judgment or liability not adequately covered by insurance or that may otherwise result in any material adverse change in the business, assets, operations, prospects or condition (financial or otherwise) of such Borrower or any Portfolio of such Borrower;

     (g) any incurrence of secured Indebtedness (other than Indebtedness consisting of investments purchased by a Borrower in accordance with its Prospectus for which assets are segregated or cover is maintained in accordance with the 1940 Act); and

     (h)  the occurrence of any Default or Event of Default.

     Section 5.7. TOTAL VALUE OF ASSETS, ETC. Such Borrower will, at any time and from time to time during normal business hours, notify the Bank by telephone or in writing, as requested by the Bank, of a listing of the portfolio securities, the total asset value of such securities and the net asset value of such securities of such Borrower or any of the Portfolios of such Borrower, and any changes in any of such values, in each case as most recently calculated.

     Section 5.8. REPORTS, ADDITIONAL INFORMATION, ETC. Such Borrower will cause to be furnished to the Bank:

     (a) as soon as available, and not later than 90 days after the end of each fiscal year of such Borrower, the Annual Report(s) of such Borrower for itself or for its Portfolios, including audited financial statements certified by Coopers & Lybrand L.L.P. or other independent public accountants of national standing, setting forth the Schedule of Investments and the Statement of Assets and Liabilities of such Borrower or Portfolios, each as of the end of such fiscal year, and including Statements of Operations, Cash Flows and Changes in Net Assets of such Borrower or Portfolios for the fiscal period then ended;

     (b) as soon as available, and not later than 60 days after the end of the second fiscal quarter of such Borrower, the Semi-Annual Report(s) prepared by such Borrower for itself or for its Portfolios, its administrator or accounting agent, setting forth the Schedule of Investments and the Statement of Assets and Liabilities of such Borrower or Portfolios, each as of the end of such fiscal quarter, and including Statements of Operations, Cash Flows and Changes in Net Assets of such Borrower or Portfolios for the fiscal period then ended;

     (c) at the same times as such reports are furnished to the shareholders of such Borrower or Portfolio, any additional reports required by Section 30(d) of the 1940 Act or any applicable law;

     (d) upon request by the Bank, within 10 Business Days after the issuance thereof, copies of all other regular and periodic reports and any other reports that such Borrower may be required to file with the Securities and Exchange Commission or any similar or corresponding governmental commission, department or agency; and

     (e) such other information with respect to the financial standing and history or the business, property, assets or prospects of such Borrower or any of the Portfolios of such Borrower as the Bank may, at any time and from time to time, reasonably request.

     Section 5.9. FURTHER ASSURANCES. Such Borrower will, at any time and from time to time, execute and deliver such additional instruments and take such further action as the Bank may reasonably request to carry out to the Bank's satisfaction the transactions contemplated by this Agreement and the other Loan Documents.

     Section 5.10. PROHIBITED AFFILIATIONS. (a) Such Borrower will not, directly or indirectly, own, control, or hold with power to vote, either for its own account or for the account of its Portfolios, five percent or more of the outstanding voting securities of the Bank or any Affiliated Person of the Bank known to such Borrower to be such an Affiliated Person;

     (b) such Borrower will use its best efforts to ensure that it will not, directly or indirectly, control the Bank or any Affiliated Person of the Bank known to such Borrower to be such an Affiliated Person; and

     (c) such Borrower will use its best efforts to ensure that none of its officers, directors, or employees is or becomes an Affiliated Person of the Bank or any Affiliated Person of the Bank known to such Borrower to be such an Affiliated Person.

     Section 5.11. NEGATIVE PLEDGE ON ASSETS. Such Borrower will not create or permit to exist any lien or encumbrance upon any of its property or assets, or the assets of any of its Portfolios, as applicable, other than (i) liens in favor of the Bank; (ii) liens incurred in connection with the Indebtedness permitted by Sections 5.12(b) and 5.12(c); (iii) liens arising from attachments or similar proceedings, pending litigation, judgments or taxes or assessments, in any such event whose validity or amount is being contested in good faith by appropriate proceedings and for which adequate reserves have been established and are maintained, or liens arising from taxes and assessments which are not due and delinquent; (iv) banker's liens or rights of offset on deposits held in banks; and (v) liens of bankers or other securities intermediaries for payment of securities purchased; PROVIDED that this provision shall not prohibit the making of any collateral arrangement or the segregation of assets as required by law in connection with certain portfolio strategies, such as forward contracts, futures contracts and options.

     Section 5.12. LIMITATION ON ADDITIONAL INDEBTEDNESS. Such Borrower will not incur or permit to exist or remain outstanding, for its own account or for the account of any of its Portfolios, as applicable, any Indebtedness to any person or entity; PROVIDED, HOWEVER, that such Borrower may incur or permit to exist or remain outstanding, for its own account or for the account of any
Portfolio:

     (a)  Indebtedness to the Bank arising under this Agreement;

     (b) short term Indebtedness to State Street Bank and Trust Company under any line of credit;

     (c) Indebtedness in respect of amounts payable to a custodian for any Borrower or Portfolio in the form of overdrafts or other advances for temporary or emergency purposes or payments in an aggregate amount not to exceed 5% of the value of the Fund's or Portfolio's total assets (not including the amount borrowed);

     (d) amounts payable for goods or services provided by any party in the ordinary course of business;

     (e) Indebtedness in respect of taxes, assessments and other governmental charges to the extent that payment thereof is not at the time required to be made or is being contested in good faith by appropriate proceedings and for which an adequate reserve has been established;

     (f) Indebtedness in respect of judgments or awards which have been in force for less than the applicable appeal period, so long as execution is not levied or in respect of which such Borrower shall, at the time in good faith be prosecuting an appeal or proceedings for review; and

     (g) Indebtedness in respect of investments in reverse repurchase agreements, "roll" transactions and other investments purchased by such Borrower in accordance with its Prospectus for which assets are segregated or cover is maintained in accordance with the 1940 Act.

     Section 5.13. LIMITATION ON DIVIDENDS. Such Borrower will not declare or pay any dividend or make any other distribution on any class of its capital stock or purchase any of such capital stock in violation of the requirements of
Section 18(a)(1)(B) of the 1940 Act or any other applicable law or regulation.

     Section 6.     EVENTS OF DEFAULT; ACCELERATION.

     Section 6.1. EVENTS OF DEFAULT; ACCELERATION. If any of the following events ("EVENTS OF DEFAULT" or, if the giving of notice or the lapse of time or both is required, then, prior to such notice and/or lapse of time, "DEFAULTS") shall occur:

     (a) if any Borrower shall fail to pay any principal of any Loan outstanding made to it hereunder for its own account or for the account of a Portfolio when the same shall become due and payable, whether at the stated date of maturity or any accelerated date of maturity or at any other date fixed for payment;

     (b) if any Borrower shall fail to pay any interest on any Loan outstanding made to it for its own account or for the account of a Portfolio when the same shall become due and payable, whether at the stated date of maturity or any accelerated date of maturity or at any other date fixed for payment, and such failure shall continue unremedied for three Business Days;

     (c) if any Borrower, acting for itself or on behalf of a Portfolio, shall fail to perform, discharge, observe or comply with any of the terms, covenants and agreements contained in Section 5.1, 5.6(h), 5.7 or 5.10 through 5.13;

     (d) if any Borrower, acting for itself or on behalf of a Portfolio, shall fail to perform, discharge, observe or comply with any of the terms, covenants and agreements contained herein (other than those specified in paragraphs (a), (b) and (c) of this Section 6.1), and such failure shall continue unremedied for 30 days after written notice of such failure has been given to such Borrower by the Bank;

     (e) if any representation or warranty of any Borrower made with respect to itself or any of its Portfolios contained in this Agreement or any other document or instrument delivered by such Borrower pursuant to or in connection with this Agreement shall prove to have been false or misleading in any material respect as of the time when made or deemed to have been made;

     (f) if any Borrower, acting for itself or on behalf of a Portfolio, shall fail in the performance or the payment, at maturity or within an applicable period of grace, of any obligation contained in any agreement or instrument evidencing any other indebtedness with respect to borrowed money or credit received, or any mortgage, pledge, agreement, indenture or other agreement relating thereto, for such period of time as would, or would have permitted (assuming the giving of appropriate notice if required) the holder or holders thereof or of any obligations issued thereunder to accelerate the maturity thereof;

     (g) if any Borrower makes an assignment for the benefit of creditors, or admits in writing its inability to pay or generally fails to pay its debts as they mature or become due, or petitions or applies for the appointment of a trustee (in bankruptcy) or other custodian, liquidator or receiver of such Borrower or of any substantial part of the property or assets of such Borrower or any of its Portfolios, or commences any case or other proceeding relating to such Borrower under any bankruptcy, reorganization, arrangement, insolvency, readjustment of debt, dissolution or liquidation or similar law of any jurisdiction, now or hereafter in effect, or takes any action to authorize or in furtherance of any of the foregoing;

     (h) if any such petition or application is filed or any such case or other proceeding is commenced against such Borrower and such Borrower indicates its approval thereof consent thereto or acquiescence therein or an order for relief or appointing any such trustee (in bankruptcy), custodian, liquidator or receiver is entered adjudicating such Borrower bankrupt or insolvent, or approving a petition in any such case or other proceeding, and such order remains unstayed and in effect for more than 60 days, whether or not consecutive;

     (i) if there shall remain in force, undischarged, unsatisfied and unstayed, for more than 30 days, whether or not consecutive, any final judgment against such Borrower that, with other outstanding final judgments undischarged against such Borrower, (i) exceeds, in the aggregate, $1,000,000 or (ii) shall have a materially adverse effect upon the business, assets, operations, prospects or condition (financial or otherwise) of such Borrower or any of its Portfolios; or

     (j) if there shall occur a material adverse change in the business, assets, operations, prospects or condition, financial or otherwise, of such Borrower or any of its Portfolios; it being acknowledged that a reduction in the total assets of any Borrower or Portfolio resulting from declines in the market value of its assets or, in the case of any Portfolios of a Borrower, shareholder redemptions, shall not constitute a material adverse change so long en the aggregate amount of the Loans made for such Borrower's account or for the account of any its Portfolios does not exceed the Maximum Amount applicable to such Borrower or Portfolios;

then and in any such event and without notice or demand by the Bank (i) the obligation of the Bank to consider, in its discretion, making Loans to the defaulting Borrower shall terminate, (ii) the Loans of such Borrower, all interest thereon and all other amounts payable by such Borrower under this Agreement shall become and be forthwith due and payable without presentment, demand, protest or notice, all of which are expressly waived by such Borrower. In case any one or more of the foregoing Events of Default shall have occurred and be continuing, and whether or not the Bank shall have accelerated the maturity of the Loans of any Borrower pursuant to the foregoing, the Bank may proceed to protect and enforce its rights against such Borrower by suit in equity, action at law and/or other appropriate proceeding, whether for the specific performance of any covenant or agreement contained in this Agreement or any instrument pursuant to which the Obligations of any Borrower to the Bank hereunder are evidenced, and, if such amount shall have become due, by declaration or otherwise, proceed to enforce the payment thereof or any other legal or equitable right of the Bank hereunder and under the Pledge Agreement. No remedy conferred upon the Bank herein and under the Pledge Agreement is intended to be exclusive of any other remedy and each and every remedy shall be cumulative and shall be in addition to every other remedy given hereunder or now or hereafter existing at law or in equity or by statute or any other provision of law.

     EACH BORROWER ACKNOWLEDGES AND AGREES THAT INCLUSION OF THE PRECEDING EVENTS OF DEFAULT AND REMEDIES THEREFOR SHALL IN NO WAY COMPROMISE THE ABSOLUTE DISCRETION OF THE BANK TO ADVANCE FUNDS UNDER THIS CREDIT FACILITY TO SUCH BORROWER OR MAKE DEMAND AT ANY TIME FOR PAYMENT OF THE OBLIGATIONS OF SUCH BORROWER TO THE BANK.

     Section 7. SET-OFF. Any deposits, balances or other sums credited by or due from the Bank to any Borrower hereunder for its own account or for the account of a Portfolio may be, at any time or from time to time, set-off and applied by the Bank, in such order as the Bank in its sole discretion may determine, against the payment of all or any part of the Obligations of such Borrower hereunder incurred for its own account or for the account of any such Portfolio then due and payable or thereafter arising. The Bank agrees promptly to notify, the applicable Borrower of such set-off or application, PROVIDED that the failure to give such notice shall not affect the validity of such set-off or application. Nothing herein shall permit the Bank to set off any deposits, balances or other sums credited by or due from the Bank to any Portfolio of a Borrower against any Obligations to the Bank of another Portfolio of such Borrower.

     Section 8. EXPENSES. Whether or not the transactions contemplated hereby are consummated, and to the extent any expense is attributable to any specific Loan or Loans made to a Borrower, the applicable Borrower(s) agrees to reimburse the Bank on demand the amount of all reasonable expenses attributable to such Loan or Loans, including but not limited to reasonable attorneys' fees and disbursements (and the allocated costs of in-house counsel for the Bank), incurred or expended in connection with any amendment hereof, or with the enforcement of any Obligations or the satisfaction of any indebtedness of such Borrower hereunder, or in connection with any litigation, proceeding or dispute hereunder in any way related to the Bank's relationship hereunder or under any of the other Loan Documents. To the extent any such expense is not so attributable to any Loan or Loans, each Borrower agrees to pay to the Bank, in the proportion that such Borrower's net assets as of the date of such statement bears to the net assets of all Borrowers as of such date, the amount of such expense, determined and paid as aforesaid.

     Section 9. SURVIVAL OF COVENANTS, ETC. All covenants, agreements, representations and warranties made herein and in the other Loan Documents or in any documents or other papers delivered by, or on behalf of, each Borrower pursuant hereto or thereto shall be deemed to have been relied upon by the Bank, notwithstanding any investigation heretofore or hereafter made by it, and shall survive the making by the Bank of the Loans to such Borrower, as herein contemplated, and shall continue in full force and effect so long as any amount due under this Agreement remains outstanding and unpaid or the Bank has any obligation to make any Loans to such Borrower hereunder. All statements contained in any certificate, document or other paper delivered by any authorized person to the Bank at any time by or on behalf of any Borrower pursuant hereto or in connection with the transactions contemplated hereby shall constitute representations and warranties by such Borrower hereunder.

     Section 10. INDEMNIFICATION. Each Borrower agrees to indemnify and hold harmless the Bank from and against any and all claims, actions and suits whether groundless or otherwise, and from and against any and all liabilities, losses, damages and expenses of every nature and character arising out of this Agreement or any of the other Loan Documents or the transactions evidenced hereby or thereby; PROVIDED that the Bank shall have no right to be indemnified hereunder with respect to any such claims, actions, suits, liabilities, losses, damages and expenses to the extent arising as a result of its own gross negligence, willful misconduct or bad faith; and PROVIDED, FURTHER that no Borrower shall be liable for any settlement, compromise or consent to the entry of any order adjudicating or otherwise disposing of any claim, action, suit, liability, loss, damage or expense effected without the consent of such Borrower. Should any claim be made by a person not a party to this Agreement with respect to any matter to which the foregoing indemnity relates, the Bank shall promptly notify the applicable Borrower of any such claim, and such Borrower shall have the right to direct and control the defense of such claim or any litigation based thereon at its own expense through counsel of its own choosing.

     Section 11. PARTIES IN INTEREST; PARTICIPATIONS. All the terms of this Agreement and the other Loan Documents shall be binding upon and inure to the benefit of and be enforceable by the respective successors and assigns of the parties hereto; PROVIDED that no Borrower may assign or transfer its rights hereunder or any interest herein without the prior written consent of the Bank. The Bank may assign or transfer to any other person or entity, all or any part of, or any interest in, its rights and obligations hereunder with respect to such Borrower, or without such consent, grant loan participations therein; PROVIDED that in all cases other than the case of the sale of loan participations, the Bank shall obtain the prior written consent of the applicable Borrower, which consent will not be unreasonably withheld or delayed, and PROVIDED, FURTHER that such Borrower shall make payment of all amounts due and payable hereunder and deliver such documents as are required hereunder to the Bank until such time as it is notified in writing to do otherwise.

     Section 12. NOTICES, ETC. Except as otherwise expressly provided in this Agreement or in any of the other Loan Documents, all notices, demands and other communications made or required to be given pursuant to this Agreement shall be in writing and shall be delivered by hand, by accepted express mail service, postage prepaid, or sent by telex or facsimile transmission and confirmed by letter, addressed as follows:

          (a) if to any Borrower, c/o Chancellor LGT Asset Management, Inc., 50 California Street, 27th Floor, San Francisco, CA 94111-4624 Attention:
     Kenneth W. Chancey, Vice President - Fund Accounting or at such other address for notice or demand as any Borrower shall last have furnished in writing to the Bank; or

          (b) if to the Bank, to the address set forth in the preamble of this Agreement, Attention: John T. Daley, Vice President, or at such other address for notice as the Bank shall last have furnished in writing to each Borrower.

Any such notice or demand shall be deemed to love been duly given or made and to have become effective (a) if delivered by hand to a responsible officer of the party to which it is directed, at the time of receipt thereof by such officer,
(b) if sent by accepted express mail service, postage prepaid, one Business Day after posting thereof, and (c) if sent by facsimile transmission or telex, at the time of receipt of any automatic answer-back or other similar acknowledgment of receipt thereof.

     Section 13. MISCELLANEOUS. This Agreement shall be deemed to be a contract under the laws of The Commonwealth of Massachusetts and shall for all purposes be construed in accordance with and governed by the laws of said Commonwealth. The rights and remedies herein expressed are cumulative and not exclusive of any other rights that the Bank or any Borrower as the case may be, would otherwise have. The captions in this Agreement are for convenience of reference only and shall not define or limit the provisions hereof. This Agreement and any amendment hereof may be executed in several counterparts and by each party on a separate counterpart, each of which when so executed and delivered shall be an original, but all of which together shall constitute one instrument. In proving this Agreement, it shall not be necessary to produce or account for more than one such counterpart signed by the party against whom enforcement is sought.

     Section 14. SEVERABILITY. If any of the provisions of this Agreement or the application thereof to any party hereto or to any person or entity or circumstance is held to be invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect any other term or provision hereof or thereof or the application thereof to any other party hereto or to any other person or entity or circumstance.

     Section 15. ENTIRE AGREEMENT, ETC. This Agreement and the other Loan Documents, together with any of the documents executed in connection herewith or therewith, express the entire understanding of the parties with respect to the transactions contemplated hereby. Neither this Agreement nor any term hereof may be changed, waived, discharged or terminated orally or in writing, except as provided in Section 16 hereof.

     Section 16. CONSENTS, AMENDMENTS, WAIVERS, ETC. Except as otherwise expressly provided in this Agreement, any consent or approval required or permitted by this Agreement or any of the other Loan Documents to be given by the Bank may be given, and any term of this Agreement or any of the other Loan Documents or of any other instrument related hereto or thereto or mentioned herein or therein may be amended, and the performance or observance by any Borrower of any terms of this Agreement or such other instrument or the continuance of any Default or Event of Default by such Borrower, or any condition or term hereof applicable to such Borrower, may be waived (either generally or in a particular instance and either retroactively or prospectively) with, but only with, the written consent of such Borrower and the Bank. No waiver shall extend to or affect any Obligation not expressly waived or impair any right consequent thereon. No course of dealing or delay or omission on the part of the Bank in exercising any right shall operate as a waiver thereof or otherwise be prejudicial thereto. No notice to or demand on any Borrower shall entitle such Borrower to other or further notice in similar or other circumstances.

     Section 17. WAIVER OF JURY TRIAL. THE BANK AND EACH BORROWER AGREE THAT NONE OF THEM NOR ANY ASSIGNEE OR SUCCESSOR SHALL (A) SEEK A JURY TRIAL IN ANY LAWSUIT, PROCEEDING, COUNTERCLAIM OR ANY OTHER ACTION BASED UPON, OR ARISING OUT OF, THIS AGREEMENT OR THE DEALINGS OR THE RELATIONSHIP BETWEEN OR AMONG ANY OF THEM, OR (B) SEEK TO CONSOLIDATE ANY SUCH ACTION WITH ANY OTHER ACTION IN WHICH A JURY TRIAL CANNOT BE OR HAS NOT BEEN WAIVED. THE PROVISIONS OF THIS PARAGRAPH HAVE BEEN FULLY DISCUSSED BY THE BANK AND EACH BORROWER AND THESE PROVISIONS SHALL BE SUBJECT TO NO EXCEPTIONS. NEITHER THE BANK NOR ANY BORROWER HAS AGREED WITH OR REPRESENTED TO THE OTHER THAT THE PROVISIONS OF THIS PARAGRAPH WILL NOT BE FULLY ENFORCED IN ALL INSTANCES.

     Section 18. SUBMISSION TO JURISDICTION. Each Borrower agrees that any suit for the enforcement of this Agreement may be brought in the courts of The Commonwealth of Massachusetts or any Federal Court sitting therein and consents to the non-exclusive jurisdiction of such court and to service of process in any such suit being made upon such Borrower by mail at the address specified in
Section 12 hereof.  Each
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                                         -30-

Borrower hereby waives any objection that it may now or hereafter have to the venue of any such suit or any such court or that such suit was brought in an inconvenient court.

     Section 19. JUDGMENT CURRENCY. Each Borrower agrees to indemnify the Bank against any loss incurred by it as a result of any judgment or order against such Borrower being given or made For the payment of any amount due hereunder which is expressed and paid in a currency (the "JUDGMENT CURRENCY") other than the currency in which such amount was to be paid (the "OBLIGATION CURRENCY") and as a result of any variation between (a) the rate of exchange at which the Obligation Currency amount is converted into Judgment Currency for the purposes of such judgment or order, and (b) the rate of exchange at which the Bank is able to purchase the Obligation Currency with the amount of Judgment Currency actually received by the Bank. The foregoing indemnity shall constitute a separate and independent Obligation of each Borrower and shall continue in full force and effect notwithstanding any such judgment or order as aforesaid. The term "rate of exchange" shall include any premiums and costs of exchange payable in connection with the purchase of, or conversions into, the relevant currency.

     Section 20. CONFIDENTIALITY. The Bank agrees that in handling any nonpublic information received from any Borrower hereunder the Bank shall exercise the same degree of care that it exercises with respect to its own proprietary information of the same or similar types in order to maintain the confidentiality of such information, it being understood by each Borrower, however, that disclosure of such information may be made (i) to the subsidiaries or affiliates of the Bank in connection with their present or prospective business relations with any Borrower, (ii) to prospective transferees or purchasers of an interest in the Loans made to any Borrower for its own account or for the account of any Portfolio, (iii) as required by law, regulation, rule or order, subpoena, judicial order or similar order and (iv) as may be required in connection with the examination, audit or similar investigation of the Bank.

     Section 21. OBLIGATIONS SEVERAL. The Bank agrees that the Obligations of each Borrower and each Portfolio hereunder are several and that the Bank shall have no recourse against any Borrower or Portfolio for the payment or performance of the Obligations of any other Borrower or Portfolio.

     Section 22. ACKNOWLEDGMENT OF TRUSTS. The Bank acknowledges that certain of the Borrowers are business trusts or series of business trusts organized under the laws of The Commonwealth of Massachusetts and that the trustees of each such trust are entering into this Agreement as trustees and not personally. The Bank agrees that neither the officers, trustees nor shareholders of the Borrowers shall be personally liable for any Obligation, loss, claim, expense, fee or other charge arising hereunder.

     IN WITNESS WHEREOF, each of the parties hereto has caused this Agreement to
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                                         -31-

be duly executed as an instrument under seal by its duly authorized officer as of the date first written above.

                                   G.T. GLOBAL EASTERN EUROPE FUND

                                   By: /s/ Kenneth W. Chancey
                                      -----------------------
                                   Title:  Vice President

                                   G.T. GLOBAL DEVELOPING MARKETS FUND, INC.

                                   By: /s/ Kenneth W. Chancey
                                      -----------------------
                                   Title:  Vice President

                                   G.T. GLOBAL GROWTH SERIES
                                   on behalf of
                                     GT Global Worldwide Growth Fund
                                     GT Global International Growth Fund
                                     GT Global New Pacific Growth Fund
                                     GT Global Europe Growth Fund
                                     GT Global Japan Growth Fund
                                     GT Global America Growth Fund
                                     GT Global America Small Cap Growth Fund
                                     GT Global America Value Fund

                                   By: /s/ Kenneth W. Chancey
                                      -----------------------
                                   Title:  Vice President

                                   G.T. INVESTMENT FUNDS, INC.
                                   on behalf of
                                   GT Global Financial Services Fund
                                   GT Global Infrastructure Fund
                                   GT Global Natural Resources Fund
                                   GT Global Consumer Products and Services Fund GT Global Health Care Fund
                                   GT Global Telecommunications Fund
                                   GT Global Emerging Markets Fund
                                   GT Global Latin America Growth Fund

                                   GT Global Government Income Fund
                                   GT Global Strategic Income Fund
                                   GT Global High Income Fund

                                   GT Global Growth & Income Fund

                                   By: /s/ Kenneth W. Chancey
                                      -----------------------
                                   Title:  Vice President

                                   THE FIRST NATIONAL BANK OF BOSTON

                                   By: /s/ John T Daley
                                      -----------------
                                       Vice President